EXHIBIT 99.1

Dana Incorporated Announces Appointment of Byron Foster as Chief Executive Officer

MAUMEE, Ohio, Feb. 12, 2026 — Dana Incorporated (NYSE: DAN) today announced that its board of directors has appointed Byron Foster as Chief Executive Officer, effective July 1, 2026. This planned effective date allows for a structured transition period. R. Bruce McDonald, who has served as Chairman and CEO since 2024, will continue in his role as Chairman of the Board.

Mr. Foster currently serves as Senior Vice President and President of Light Vehicle Systems, Dana’s largest business unit. He joined Dana in 2021 to lead the company’s global commercial, marketing, and communications efforts and assumed his current role later that same year. Under his leadership, the Light Vehicle Systems business has delivered strong sales growth and profit margin improvement. Mr. Foster has more than two decades of senior leadership experience, including executive roles at Johnson Controls and Adient plc, and he serves on the board of directors of Wabtec Corporation. He holds a Bachelor of Business Administration from the University of Michigan and an MBA from Northwestern University.

“Byron is an exceptional leader with a deep understanding of our business, our customers, and the opportunities ahead. He has been a driving force behind Dana’s transformation, playing a pivotal role in elevating our operations and delivering stronger results across the organization. His commercial, operational, and strategic expertise make him the ideal person to guide Dana through its next chapter of growth. I look forward to supporting him in my ongoing role as Chairman as he assumes leadership of the company,” said R. Bruce McDonald, Chairman and current Chief Executive Officer.

“I am honored by the trust the board has placed in me and grateful for Bruce’s leadership and support during this transition,” said Byron Foster. “Dana has a powerful legacy of engineering excellence and a talented global team committed to delivering value to our customers across the light vehicle and commercial vehicle markets. I look forward to building on this strong foundation as we continue to innovate, grow, and position Dana for long-term success.”

About Dana Incorporated

Dana is a leader in the design and manufacture of highly efficient propulsion and energy-management solutions that power vehicles and machines in all mobility markets across the globe. The company is shaping sustainable progress through its conventional and clean-energy solutions that support nearly every vehicle manufacturer with drive and motion systems; electrodynamic technologies, including software and controls; and thermal, sealing, and digital solutions.

Based in Maumee, Ohio, USA, the company reported preliminary sales of $7.5 billion in 2025 with 28,000 people in 24 countries across six continents. Learn more at dana.com.

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Contact:	Craig Barber
+1-419-887-5166
craig.barber@dana.com